Exhibit 99.1

Terry J. McClain

1.	McClain’s compensation shall generally be the same as his compensation in effect at the time of his retirement as Chief Financial Officer on February 26, 2013.

2.	Base Salary: $493,933 per year

3.	Participation in Valmont’s 2013 Annual Incentive Plan – corporate plan with the target at 60% of base salary and capped at 2x bonus target.

4.
Participation in the performance share element of Valmont’s 2011-2013 and 2012-2014 Long Term Incentive Plans, with a target at 70% of base salary and capped at 2x target.  Any payout shall be prorated based on days of service during the performance period.

5.	Participation in Valmont’s Non-Qualified Deferred Compensation Plan, VERSP 401(k) Plan, and health and welfare benefit plans, as generally available to similarly-situated employees.